Exhibit 3.1

MEDICAL PROPERTIES TRUST, INC.

ARTICLES OF AMENDMENT

Medical Properties Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The charter of the Corporation is hereby amended by deleting Section 7.2 thereof in its entirety and replacing it with the following:

7.2. Election of Directors. Directors of the Corporation shall be elected at any meeting of stockholders at which directors are to be elected and at which a quorum is present. Election of directors need not be by written ballot.

SECOND: The amendment to the charter of the Corporation as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD: these Articles of Amendment shall become effective upon filing with the Department.

FOURTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters and facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and attested to by its Executive Vice President, Chief Operating Officer, Treasurer and Secretary on this          day of May, 2015.

MEDICAL PROPERTIES TRUST, INC.

By:	/s/ R. Steven Hamner
Name:	R. Steven Hamner
Title:	Executive Vice President and Chief Financial Officer

ATTEST:

/s/ Emmett E. McLean
Emmett E. McLean Executive Vice President, Chief Operating Officer, Treasurer and Secretary